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Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        On October 1, 2007, Steel Dynamics entered into a definitive purchase agreement to acquire the net assets (excluding the assumption of approximately $220 million in debt as discussed below) of OmniSource and its subsidiaries (the "Acquisition") for total consideration of approximately $1.1 billion consisting of 9.7 million shares of Steel Dynamics common stock, $439 million in cash, including estimated transaction fees, along with the assumption of debt at closing of approximately $220 million. On October 12, 2007, Steel Dynamics issued $700 million of 7 3/8% senior notes due 2012 to finance the Acquisition, and refinance the assumed liabilities (together totaling $659.0 million), using the difference to repay $37 million of outstanding borrowings under our revolving credit agreement (this borrowing, together with the Acquisition, are referred to as the "Transactions"). The Acquisition was closed on October 26, 2007. This assumed OmniSource debt was extinguished by Steel Dynamics soon after the closing of the Acquisition. While Steel Dynamics acquired the stock of OmniSource, for tax purposes, the transaction will be treated as an asset purchase. In addition to the Acquisition, we have agreed to purchase certain real estate assets from some of the shareholders of OmniSource for $10 million following the closing of the Acquisition. This real estate purchase is not reflected in the pro forma financial information.

        The following unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with historical financial statements and related notes of Steel Dynamics and OmniSource which are incorporated by reference for Steel Dynamics and included elsewhere in this offering memorandum for OmniSource.

        The unaudited pro forma condensed consolidated balance sheet as of September 30, 2007 and the unaudited pro forma condensed statements of income for the twelve months ended December 31, 2006 and the nine months ended September 30, 2007 are presented herein. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they occurred on September 30, 2007 and combines the historical balance sheets of Steel Dynamics as of September 30, 2007 and OmniSource as of June 30, 2007. The unaudited pro forma condensed consolidated statements of income for the twelve months ended December 31, 2006 give effect to the Transactions as if they occurred on January 1, 2006 and combine the historical consolidated statements of income from Steel Dynamics for the twelve months ended December 31, 2006 with the historical statements of income of OmniSource for the twelve months ended September 30, 2006. The unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2007 give effect to the Transactions as if they occurred on January 1, 2007 and combine the historical consolidated statements of income of Steel Dynamics for the nine months ended September 30, 2007 and OmniSource for the nine months ended June 30, 2007.

        The historical financial statements have been adjusted to give effect to pro forma items that are (i) directly attributable to the Transactions and (ii) factually supportable. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the Transactions been completed on the dates indicated or what such financial position or results would be for future periods.

        The unaudited pro forma condensed consolidated financial statements were prepared using the purchase method of accounting to account for the Acquisition. Accordingly, we have adjusted the historical consolidated financial information to give effect to the consideration issued in connection with the Acquisition. In the unaudited pro forma condensed consolidated financial statements, Steel Dynamics' costs to acquire OmniSource have been allocated to the assets acquired and the liabilities assumed based upon management's preliminary estimate of their respective fair values. Any excess of the fair value of the consideration issued over the fair value of the identifiable assets acquired and liabilities assumed will be recorded as goodwill. The amounts allocated to the identifiable assets acquired and liabilities assumed in the unaudited pro forma condensed consolidated financial information are based upon management's preliminary valuation estimates. Definitive allocations will be finalized based on certain valuations and other studies that will be performed by Steel Dynamics, in some cases with the assistance of outside valuation specialists, after the closing of the Acquisition. Accordingly, the purchase price allocation adjustments and related depreciation and amortization reflected in the unaudited pro forma condensed consolidated financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after closing of the Acquisition, and such revisions could have a material effect on the accompanying unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma condensed consolidated statements of income do not include the impacts of any revenue, costs or other operating synergies that may result from the Acquisition or any related restructuring costs. The unaudited pro forma condensed consolidated statements of income also do not reflect certain costs to be incurred resulting from the Acquisition because we consider them to be of a non-recurring nature.

        Based on Steel Dynamics' review of OmniSource's significant accounting policies disclosed in the latter's historical financials statements, the nature and amount of any adjustments to the historical financial statements of OmniSource to conform their accounting policies to those of Steel Dynamics' are not expected to be significant. Further review of OmniSource's accounting policies and financial statements may result in required revisions to OmniSource's policies and classifications to conform to Steel Dynamics' accounting policies.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2007
(Dollars in thousands, except per share data)

	Historical
	Steel Dynamics	OmniSource	Transactions		Pro Forma
Assets
Cash and equivalents	$10,811	$10,597	$(11,408	)(e)(f)(g)	$10,000
Accounts receivable, less allowance for doubtful accounts	491,457	346,424	(14,671	)(o)	823,210
Inventories	744,534	141,556	—		886,090
Deferred income taxes	16,080	—	—		16,080
Other current assets	27,264	26,265	—		53,529

Total current assets	1,290,146	524,842	(26,079)		1,788,909
Property, plant and equipment, net	1,358,204	165,998	30,000	(a)	1,554,202
Investments	—	42,271	—		42,271
Restricted cash	6,643	—	—		6,643
Intangible assets, net	198,678	—	180,000	(b)	378,678
Goodwill	200,637	79,931	370,082	(c)	650,650
Other assets	40,993	6,774	6,463	(g)	54,230

Total assets	$3,095,301	$819,816	$560,466		$4,475,583

Liabilities and Stockholders' Equity
Accounts payable	$325,564	$256,199	$(40,025	)(f)(o)	$541,738
Income taxes payable	31,739	—	—		31,739
Accrued expenses	120,429	42,484	—		162,913
Accrued profit sharing	42,363	—	—		42,363
Senior secured revolving credit facility	97,000	19,734	(56,681	)(f)	60,053
Current maturities of long-term debt	55,683	—	—		55,683

Total current liabilities	672,778	318,417	(96,706)		894,489
Term Loan A facility, due 2012	495,000	—	—		495,000
Senior 6 3/4% notes, due 2015	500,000	—	—		500,000
New notes, due 2012	—	—	700,000	(g)	700,000
Convertible subordinated 4.0% notes, due 2012	37,250	—	—		37,250
Other secured debt	16,536	184,197	(184,197	)(f)	16,536

Total long term debt	1,048,786	184,197	515,803		1,748,786
Deferred income taxes	292,802	—	—		292,802
Other long term liability	—	3,544	—		3,544
Minority interest	976	—	—		976
Commitments and contingencies
Stockholders' Equity
Common stock, at $.005 par value	541	3,969	(3,969	)(d)	541
Treasury stock	(661,427)	—	300,700	(e)	(360,727)
Additional paid-in capital	392,269	—	154,327	(e)	546,596
Retained earnings	1,348,576	309,689	(309,689	)(d)	1,348,576

Total stockholders' equity	1,079,959	313,658	141,369		1,534,986

Total liabilities and stockholders' equity	$3,095,301	$819,816	$560,466		$4,475,583

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Year Ended December 31, 2006
(Dollars in thousands, except per share data)

	Historical
	Fiscal Year Ended December 31, 2006	Fiscal Year Ended September 30, 2006
	Steel Dynamics	OmniSource		Transactions		Pro Forma
Net sales	$3,238,787	$2,254,765		$(126,980)	(k)	$5,366,572
Costs of goods sold	2,408,795	2,062,058		(122,840)	(i)(k)	4,348,013

Gross profit	829,992	192,707		(4,140)		1,018,559
Selling, general and administrative expenses	170,878	80,725	(x)	8,793	(h)(m)	260,396

Operating income	659,114	111,982		(12,933)		758,163
Interest expense	32,104	11,114		38,036	(j)	81,254
Other expense (income), net	(4,545)	(15,395)		—		(19,940)

Income before income taxes	631,555	116,263		(50,968)		696,850
Income taxes	234,848	7,010		19,108	(n)	260,966

Net income	$396,707	$109,253		$(70,076)		$435,884

Basic earnings per share	$4.22					$4.21
Weighted average common shares outstanding	93,931			9,700	(l)	103,631
Diluted earnings per share	$3.77					$3.79
Weighted average common shares and share equivalents outstanding	105,774			9,700	(l)	115,474

(x)
This amount includes $11.3 million of gain on the sale of OmniSource's East Chicago scrapyard.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Nine Months Ended September 30, 2007
(Dollars in thousands, except per share data)

	Historical
	Steel Dynamics	OmniSource	Transactions		Pro Forma
	September 30, 2007	June 30, 2007
Net sales	$2,933,515	$1,793,662	$(197,887)	(k)	$4,529,290
Costs of goods sold	2,272,079	1,650,646	(192,560)	(i)(k)	3,730,165

Gross profit	661,436	143,016	(5,327)		799,125
Selling, general and administrative expenses	148,538	67,452	6,594	(h)(m)	222,584

Operating income	512,898	75,564	(11,921)		576,541
Interest expense	29,048	10,324	26,539	(j)	65,910
Other expense (income), net	10,205	(10,928)	—		(723)

Income before income taxes	473,645	76,168	(38,460)		511,353
Income taxes	176,949	1,517	13,566	(n)	192,032

Net income	$296,696	$74,651	$(52,026)		$319,321

Basic earnings per share	$3.18				$3.10
Weighted average common shares outstanding	93,162		9,700	(l)	102,962
Diluted earnings per share	$3.02				$2.96
Weighted average common shares and share equivalents outstanding	98,449		9,700	(l)	108,149

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

1.
Sources and Uses of Funds

        Set forth below are the estimated sources and uses of funds reflected in the Transactions column.

	Sources		Uses
Notes offered hereby	$700,000	Cash and common stock to OmniSource	$886,027
Cash on hand	11,408	Repayment of senior secured revolving credit facility	36,947
Common stock	455,027	Acquisition fees and expenses	7,713
		Financing fees and expenses	6,463
		Repayment of OmniSource's existing indebtedness	229,285

	$1,166,435		$1,166,435

        For purposes of the pro forma financial statements the value of common stock issued to OmniSource is based upon the average of the closing price of our common stock on October 1, 2007, the date the Acquisition was announced and the two days before and after that date, of $46.91. Upon closing Steel Dynamics issued 9.7 million shares of its common stock to OmniSource.

2.
Purchase Price

        The estimated purchase price, excluding the assumption of OmniSource's existing indebtedness, and allocation of the estimated purchase price discussed below are preliminary as the accounting for the Acquisition has not yet been completed. The following is a preliminary estimate of the purchase price for the Acquisition.

Cash and common stock to OmniSource	$886,027
Estimated fees and expenses	7,713

Total estimated preliminary purchase price	$893,740

        Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to identifiable net tangible and intangible assets of OmniSource based on their estimated fair values as of the date of the Acquisition. The purchase price in excess of the identifiable assets acquired is allocated to Goodwill. The management of Steel Dynamics has allocated the preliminary estimated purchase price based on preliminary estimates. The allocation of the preliminary purchase price and the estimated useful lives associated with certain assets are as follows:

	Amount	Estimated Useful Life
Net tangible assets at book value	$233,727
Property, plant and equipment step-up	30,000	12 years
Intangible assets
Customer relationships	150,000	20 years
Trade names	30,000	Indefinite
Goodwill	450,013

Estimated preliminary purchase price	$893,740

        Definitive allocations will be finalized based on certain valuations and other studies that will be performed by Steel Dynamics, in some cases with the assistance of outside valuation specialists, after closing the Acquisition. Accordingly, the purchase price allocation adjustments and related depreciation and amortization reflected in the foregoing unaudited pro forma condensed consolidated financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after closing of the Acquisition, and such revisions could have a material effect on the accompanying unaudited pro forma condensed consolidated financial statements. Such revisions could include changes to the fair value assigned to tangible or intangible assets acquired or liabilities assumed, or changes to the estimated useful lives assigned to tangible or intangible assets.

        Identifiable intangible assets:    Customer relationships related primarily to underlying customer relationships with distributor networks, original equipment manufacturers and other customers of OmniSource. Acquired trade names include OmniSource.

        Steel Dynamics expects to amortize the fair value of customer relationships based on the pattern in which the economic benefits of this intangible asset will be consumed. Additionally, the customer relationships will be tested for impairment whenever circumstances indicate that the carrying amount may not be recoverable. The fair value of acquired trade names will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that management determines that the value of the acquired customer relationships or trade names has become impaired, Steel Dynamics will incur an accounting charge for the amount of impairment during the period in which the amount is determined.

        Goodwill:    Approximately $450,013 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying identifiable net tangible and intangible assets. In accordance with Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that management determines that the value of the goodwill has become impaired, Steel Dynamics will incur an accounting charge for the amount of impairment during the period in which the amount is determined.

        Fixed assets:    Management has estimated that at acquisition date the fair values of certain fixed assets of OmniSource will be higher than their respective book values in their historical financial statements.

3.
Pro Forma Adjustments

        Pro Forma adjustments for the Transactions give effect to the Acquisition under the purchase method of accounting, the issuance of common stock to OmniSource, the issuance of the notes offered hereby, borrowings under the senior secured revolving credit facility, the repayment of OmniSource's existing indebtedness, and the payment of fees and expenses.

        The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet are as described below:

  a.
  Reflects step-up fair value of property, plant and equipment acquired of $30,000.

  b.
  Reflects the fair value of identifiable intangible assets acquired of $150,000 for customer lists and $30,000 for trade names.

  c.
  Reflects the elimination of goodwill of $79,931 recorded on the historical financial statements of OmniSource and the recognition of goodwill of $450,013 resulting from the preliminary allocation of the pro forma purchase price.

  d.
  Eliminates OmniSource's historical common stock of $3,969 and retained earnings of $309,689.

  e.
  Reflects the issuance of 9.7 million shares of Steel Dynamics' common stock from treasury at an average cost of $31.00 and a fair value of $46.91, for a total value of $455,027, and cash purchase price of $438,713.

  f.
  Reflects repayments of $36,947, under the senior secured revolving credit facility, and of $19,734 of current debt of OmniSource, assuming the ending cash balance of the combined entity of $10,000. Also reflects the payment of OmniSource long term debt of $184,197 and other notes payable of $25,354.

  g.
  Reflects capitalized debt issuance costs of $6,463 related to the notes offered hereby of $700,000 and the issuance of those notes.

  o.
  Reflects the elimination of intercompany accounts receivable and payable of $14,671.

          The pro forma adjustments included in the unaudited pro forma condensed statements of income are as described below;

  h.
  Reflects the inclusion of amortization expense of $7,500 and $5,625 for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively, in relation to the acquired intangible assets.

  i.
  Reflects the incremental depreciation expense of $2,500 and $1,875 for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively, in relation to the step-up in fair value of property, plant and equipment.

  j.
  Reflects the elimination of interest expense related to debt to be repaid in the Transactions and the addition of assumed interest expense for the issuance of notes offered hereby and a credit for the repayment of borrowings under the senior secured revolving credit agreement to finance the Transactions. Historic interest expense was eliminated in amounts of $11,114 and $10,324 for the year ended December 31, 2006 and the nine month period ended September 30, 2007, respectively. Additional net estimated interest expense is $49,150 and $36,862 for the year ended December 31, 2006 and the nine month period ended September 30, 2007, respectively, assuming an average interest rate of 7.375% for the notes offered hereby, and 6.7% for the reduction in borrowings under the senior secured revolving credit agreement.

  k.
  Reflects the elimination of intercompany margins recognized during the respective periods for sales from OmniSource to Steel Dynamics of $126,980 and $197,887 for the year ended December 31, 2006 and nine months ended September 30, 2007 and the related costs of goods sold of $125,340 and $194,435 for the same periods respectively.

  l.
  Represents the 9.7 million shares issued in the Transactions.

  m.
  The adjustment assumes amortization of debt issuance costs on a straight line basis over the respective maturities of the indebtedness of $1,293 and $969 for the year ended December 31, 2006 and the nine month period ended September 30, 2007, respectively.

  n.
  Reflects OmniSource's income taxes and the income tax effect on Transactions at a statutory rate of 40% for a total of $19,108 and $13,566 for the year ended December 31, 2006 and for the nine months ended September 30, 2007, respectively.

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  Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of September 30, 2007 (Dollars in thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statements of Income For the Year Ended December 31, 2006 (Dollars in thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statements of Income For the Nine Months Ended September 30, 2007 (Dollars in thousands, except per share data)
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands)